EXHIBIT 99.1

  Financial Corporation

AAMES FINANCIAL CORPORATION
Announces Per Share Dividend Amounts for Cash Dividend

        Los Angeles, California, December 12, 2003 – Aames Financial Corporation (NASD OTC Bulletin Board: “AMSF”), a leader in subprime mortgage lending, announced the per share dividend amounts for the cash dividend on its Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, and Series D Convertible Preferred Stock (collectively, the “Preferred Stock”) previously declared on November 20, 2003, to be paid in two payments in December 2003.

        On November 20, 2003, the Company’s Board of Directors declared an accumulated cash dividend on its Preferred Stock in an amount totaling approximately $56.0 million and a quarterly cash dividend on the Preferred Stock for the quarter ended December 31, 2003, in an amount totaling approximately $3.0 million. The accumulated cash dividend, calculated based upon the dividend rate on the stated value of the Preferred Stock accrued from the issuance date of the shares, will be paid on December 23, 2003 to holders of the Preferred Stock of record on December 8, 2003. In connection with this cash dividend, the holders of Series B Convertible Preferred Stock will receive $0.366 per share. Holders of Series C Convertible Preferred Stock will receive between $1.156 and $1.828 per share, with holders who purchased the Series C Convertible Preferred Stock in the Company’s rights offering which closed on October 6, 1999 receiving $1.534 per share. Holders of Series D Convertible Preferred Stock will receive between $0.097 and $0.209 per share, with holders who purchased the Series D Convertible Preferred stock in the Company’s rights offering which closed on February 12, 2002 receiving $0.097 per share.

        The quarterly cash dividend, calculated based upon the dividend rate on the stated value of the shares accrued from October 1, 2003 through December 31, 2003 is payable on December 31, 2003 to holders of the Preferred Stock of record on December 15, 2003. In connection with this cash dividend, the holders of Series B Convertible Preferred Stock will receive $0.016 per share. Holders of Series C Convertible Preferred Stock will receive $0.081 per share and holders of Series D Convertible Preferred Stock will receive $0.014 per share. All fractional payment amounts will be rounded up to the nearest cent for each shareholder.

        Aames Financial Corporation is a leading home equity lender, and at September 30, 2003 operated 91 retail branches, four regional broker operations centers and two National Loan Centers throughout the United States.

        For more information, contact either Patrick D. Grosso, Counsel, or Jon D. Van Deuren, Senior Vice President, Finance and Chief Accounting Officer at (323) 210-5311 or at info@aamescorp.com via email.

        Additional information may also be obtained by visiting www.aames.net, the Company’s website.

        From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company’s business include the following: increases in mortgage lending interest rates; adverse changes in the secondary market for mortgage loans; decline in real estate values; decreases in earnings from the Company calling securitization trusts; limited cash flow to fund operations; dependence on short-term financing facilities; obligations to repurchase mortgage loans and indemnify investors; concentration of operations in California, Florida and Texas; extensive government regulation; concentrated ownership of the Company’ by a single stockholder; losses in securitization trusts; and intense competition in the mortgage lending industry. For a more complete discussion of these risks and uncertainties, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and subsequent filings by the Company with the United States Securities and Exchange Commission.